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                            Flowers Industries, Inc.
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
     THE BOARD OF DIRECTORS OF FLOWERS INDUSTRIES STRONGLY ADVISES ALL FLOWERS INDUSTRIES SHAREHOLDERS TO READ THE PRELIMINARY PROXY STATEMENT FILED BY FLOWERS INDUSTRIES WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 1, 2000. FLOWERS INDUSTRIES' PRELIMINARY PROXY STATEMENT CONTAINS IMPORTANT INFORMATION THAT YOU SHOULD CONSIDER BEFORE MAKING ANY DECISION ON HOW TO VOTE ON THE PROPOSAL TO BE VOTED ON AT FLOWERS INDUSTRIES' SPECIAL MEETING OF SHAREHOLDERS. FLOWERS INDUSTRIES' PRELIMINARY PROXY STATEMENT IS AVAILABLE AT NO CHARGE ON THE SECURITY AND EXCHANGE COMMISSION'S WEBSITE AT HTTP:/WWW.SEC.GOV. WHEN IT IS COMPLETED, FLOWERS INDUSTRIES' FINAL DEFINITIVE PROXY STATEMENT WILL BE MAILED TO ALL FLOWERS INDUSTRIES SHAREHOLDERS AND WILL ALSO BE AVAILABLE AT NO CHARGE ON THE SECURITY AND EXCHANGE COMMISSION'S WEBSITE AT HTTP:/WWW.SEC.GOV.

     THE BOARD OF DIRECTORS OF FLOWERS INDUSTRIES MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF FLOWERS INDUSTRIES WITH RESPECT TO THE MATTER TO BE VOTED ON AT THE SPECIAL MEETING AND MAY HAVE INTERESTS, EITHER DIRECTLY OR INDIRECTLY, BY VIRTUE OF THEIR SECURITY HOLDINGS OR OTHERWISE, THAT ARE DIFFERENT FROM YOURS. INFORMATION RELATING TO THOSE PARTICIPANTS IS CONTAINED IN FLOWERS INDUSTRIES' PRELIMINARY PROXY STATEMENT AND IS AVAILABLE BY THE MEANS SET FORTH ABOVE.

CAUTIONARY STATEMENT Certain information in this document concerning the merger is forward-looking, including statements regarding the amount of cash per share that Flowers Industries' shareholders are projected to receive from the transaction, the taxable status of the transaction, and Flowers Industries' expectation as to the closing date of the merger transaction. Certain information in this document concerning Flowers Industries' business may also be forward-looking, including the future business prospects for Flowers Industries and Flowers Foods and Flowers Industries' expectations as to the future impact of certain actions and plans Flowers Industries intends to implement in its business. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Flowers Industries' control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the merger include, but are not limited to: the capitalization of Flowers Industries on the closing date, including the number of shares outstanding at that time; the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; and the fulfillment of all of the closing conditions specified in the transaction documents. For further discussion of important risk factors that may materially affect management's estimates, Flowers Industries' results and the forward-looking statements herein, please see the risk factors contained in Flowers Industries' SEC filings. You also should read those filings, particularly Flowers Industries' Annual Report on Form 10-K for the FYI January 1, 2000 and Quarterly Report on Form 10-Q for the period ended September 30, 2000, filed with the SEC, for a discussion of Flowers Industries' results of operations and financial condition.

Flowers Industries Conference Call, October 31, 2000, 11:30 a.m. EST

Good morning ladies and gentlemen and welcome to the Flowers Industries special conference call. All participants have been placed on a listen only mode and the floor will be opened for questions and comments following the presentation. At this time, I would like to turn the floor over to your hostess, Vice President of Communications and Investor Relations, Marta Turner. Ma'am, you may begin?

Marta Turner: Thank you, Kim, and welcome everyone to our call. We know that many of you have had questions regarding the Keebler transaction. Unfortunately, we were unable to respond to your questions because we had not yet released third quarter earnings. For that reason, we moved up our earnings announcements from Thursday to today so that management can now respond to your questions on the transaction in the context of our third quarter results. Participating in our call today are Amos McMullian, Flowers' chairman of the board and chief executive officer; Bob Crozer, Flowers' vice chairman and chairman of Keebler; and Jimmy Woodward, Flowers' vice president and chief financial officer. Our lawyers have advised that we must tell you that our discussion today may contain certain forward-looking statements. Management's use of the words "estimate," "expect," or similar expressions will identify those forward-looking statements. While we believe them to be reasonable, these statements are subject to risk and uncertainties that could cause actual results to differ materially. In addition to the factors we will discuss during the call, important factors relating to our businesses are described in Flowers Industries' SEC filing. During our call today, Mr.



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

McMullian will make opening remarks. Mr. Woodward will then discuss third quarter results, followed by Mr. Crozer, who will address the Keebler sale and spin-off. Now, I am pleased to turn the call over to Amos McMullian, chairman and chief executive officer of Flowers Industries.

Amos McMullian: Thank you, Marta. Our mission has always been to create value for our shareholders. We've created tremendous value for our shareholders with our investment in Keebler. However, the marketplace was not recognizing that value. You will recall earlier this year that Keebler's stock price was in the low 20's and Flowers Industries stock dropped as low as 11 and a fraction. Many of you, and some of our advisors, attributed this to our capital structure and we felt that that needed to be corrected. When the consolidation move started in the food industry, our advisors and our board of directors felt the time was right for us to get this value captured. The transaction that we announced last week was a good one. We are going to have a distribution to our shareholders and that's a value of approximately $12.50. There will be $625 million dollars of our debt assumed by the buyer and that's a value of $6.25. A round number is $19 a share in value, plus our shareholders will receive stock in Flowers Foods, which consists of Flowers Bakeries and Mrs. Smith's Bakeries--both of which we think have competitive advantages in their respective areas and have plenty of potential to develop more or create more shareholder value in the future and should be a good cash flow business for our shareholders.

On the third quarter comments, our bakeries operated about as planned except for increased energy costs--both natural gas for our ovens and fuel for our fleet. At Mrs. Smith's, we are continuing to make progress. The manufacturing plants are running very well and although Mrs. Smith's did not make a profit, they had a big improvement over last year and the previous quarter. We expect that progress to continue. I will now turn the call over to our chief financial officer, Jimmy Woodward, for his comments.

Jimmy Woodward: Thank you, Amos. Please direct your attention to the segment data, which I believe is page 5 of the release. We'll go quickly through this information. Flowers Bakeries' sales increased 4.6% over Q3 of last year. Of the 4.6%, 3.1% is acquisition related (again you will recall our acquisition of a bakery in Memphis from Kroger) and 1.5% is growth in the base business. The sales increase was achieved with a unit increase in both brand and private label, which was offset somewhat by the decrease in foodservice volume. There was a continued favorable mix shift to branded products.

Flowers Bakeries reported EBITDA of 8.6% of sales, which is off somewhat from last year's 9.7% of sales and from last quarter's 12%. As Amos mentioned, we had significant increases in energy costs, both inside the plant production facilities and in the distribution network and that accounts for the majority of the percentage decrease from the same quarter last year. With flat energy costs, our EBITDA margin would have been approximately 9 1/2% and the difference between that and last quarter's 12% is primarily execution related. We did experience some distribution issues primarily in Flowers Bakeries' northern region. To address this issue, the decision has been made to reopen a facility in Virginia and that is why in the segment information on the non-recurring charge line for Flowers Bakeries, you will see a credit of $1.4 million. These are plant assets that are being placed back in service in early 2001 and thus the credit of $1.4 million to reverse the previously recorded charge at Flowers Bakeries.

Flowers Bakeries reported higher depreciation cost for the quarter when compared to the same quarter a year ago. We have completed most of the production-related projects for the year as well as the information technology capital projects. The capital spent on the information technology projects is substantially complete. We are still in the implementation phase of numerous projects and incurring some incremental costs accordingly.

Mrs. Smith's sales increased 2.7% over the same quarter of a year ago. They had positive sales dollar results in both the foodservice and retail channels, which was offset by decreases in the in-store bakery channel. In the foodservice channel, we continue to grow in both units and dollars, partially due to our alliance with Sysco and with other major foodservice customers. In the retail channel, we launched our cheesecake product line in limited test markets and, overall, we did have positive unit and dollar results. The in-store bakery channel decrease offset these gains in the foodservice and retail channels and the decrease is due, in part, to timing of the sale of seasonal product to various in-store bakery customers. Over the long term, we expect the trend to reverse in this in-store bakery channel with aggressive sales efforts focused on that channel.

Mrs. Smith's EBITDA, as you can see, improved dramatically when compared to the same quarter a year ago. We continued this quarter to sell through higher cost inventory that was produced earlier this year at a time when our production facilities were still in the process of recovering from last year's mechanical breakdowns.

Please note that we have separated out insurance proceeds for Mrs. Smith's Bakeries that were received due to mechanical breakdowns. While the amount received year-to-date of $4.8 million may not appear material to the consolidated financial statements, we have separated these out in expectation of additional insurance proceeds in the future.

Mrs. Smith's depreciation and amortization increased due to the completion of most of the production-related capital projects.

Keebler released their results earlier this morning so I will not comment on their numbers further.

Flowers Industries' EBITDA loss was significantly less than last year and is associated with improved commodity positions. Flowers Industries, without Keebler, will have depreciation and amortization for the year of approximately $75 million, as I mentioned last quarter, and our capital expenditures for the year are substantially complete and they are just under $40 million. Interest expense increased due to the higher debt levels and higher borrowing costs when compared to last year. Last quarter, I gave an estimate, I believe, of interest costs for the year at the Flowers Industries level of about $70 million, and I believe that estimate is still appropriate. The consolidated effective tax rate for the quarter is 40.3% and because of improvements in Keebler's tax rate, I had said last quarter for the year I would estimate it at 45%. I would now, with the improvements in the Keebler rate, estimate that to be closer to 43.25% for the annual effective tax rate.

On the income statement, there were no significant changes in the shares outstanding. On the balance sheet, just a comment--Flowers Industries has sufficient liquidity. We have about $450 million drawn on the $500 million line of credit and we have sufficient liquidity to operate the business. So, with those comments on the quarter, I will turn it over to Bob.

Bob Crozer: Thank you, Jimmy. As many of you are already aware, I want to go down a brief recap on the transaction. First of all, the price of $42 a share was judged to be the best overall value received out of the rigorous public auction that was conducted. It was a full and complete public auction conducted by Morgan Stanley and UBS Warburg Dillon Read. The price received was judged to be the highest value. It equates to some 1.5 times Keebler projected 2000 sales,
10.3 times street estimated Keebler projected 2000 EBITDA, and 10.7 times Keebler trailing 12 months EBITDA. In addition, the EBITDA multiple of 10.3 is above other food industry multiples received and comparable to the General Mills/Pillsbury transaction EBITDA multiple, but below the Nabisco and Best Foods multiples.

In addition, the Keebler special board committee comprised of the outside independent directors of Keebler, their independent financial advisor, Merrill Lynch, and Keebler management all unanimously supported accepting the price of $42/share. Relevant to price differentials, I would like to point out that the price of $42/share was 46% above the pre-Nabisco announcement of strategic alternatives of $28.69 and 92% above Keebler's 2000 low price of $21.88.

McMullian: Thank you very much, Bob. We will now open it up for questions.

Question: I was wondering first if you could give us some guidance as to how you expect your two remaining operating businesses to do in the fourth quarter, and secondly, I was wondering if you could give us some guidance looking at 2001 on the new company on some various measurements like capital spending, depreciation amortization, interest expense and the tax rate?

McMullian: There will not be any guidance on remainder of this year's fourth quarter at Flowers Industries. On the new company, going forward, the capital spending is largely done at those companies. We will hold in a maintenance level, plus there will be special projects from time to time and so I would expect that to be at the maintenance level of $35 million, plus whatever special project comes along.

Question: And how about the depreciation, interest expense, tax rate?

McMullian: Jimmy, I don't know if you are prepared to give that at this time. All of that will be in the material that will be filed in the next few weeks.

Woodward: We will fully disclose. We will have the financials on a pro-forma basis and depreciation and amortization, I think, will be substantially the same as it is now except for the amount you see on the Flowers Industries line that is associated primarily with good will amortization on Keebler, though obviously that won't be there, but Flowers Bakeries and Mrs. Smith's should have the same depreciation and amortization.

Question: In your current P&L, you have a corporate charge of $33 million. Will part of that be allocated to Keebler or what will that be going forward?

McMullian: That cost will be going down as we go forward.

Question: Can you give us a ballpark number?

McMullian: No. That will be worked out, but we are not prepared to give that now.

Question: But it will be going down?

McMullian: Yes.

Question: And in terms of the fourth quarter, Amos, can you just tell us if you expect Mrs. Smith's to be profitable in the fourth quarter?

McMullian: I expect Mrs. Smith's to continue their progress and I'd rather leave it at that.

Question: Does that mean if they aren't profitable in the seasonally important fourth quarter, when are they ever going to be profitable?

McMullian: Well, I didn't say I didn't expect them to be profitable. I said I'd rather leave it at the fact that we are making good progress at Mrs. Smith's. I have said that. That progress continues. What I don't want to do is to get the market's expectations higher than they ought to be realistically. I am pleased with the progress at Mrs. Smith's. I need to be sure that everybody understands that Mrs. Smith's is not operating at their full potential by any stretch, but we continue to make progress.

Question: A few very totally unrelated questions. First, the tax status to Flowers shareholders both of the Keebler transaction--the $12 and change they will be receiving--as well as the shares of the ongoing company. How do we talk about that? Is there tax going to be owed?

Woodward: I think in the Q&A section of our news release (October 31, 2000) we addressed that. First and foremost, always recommending that each shareholder get its own tax advisor, in general, the expectation is the spin-off and cash distribution are both taxable transactions and would be capital gains. Other than that, I would just say shareholders should consult their own advisor.

Question: Well, on the spin-off, how do you determine the tax that is going to be paid? Is it going to be a certain dollar amount or is it a certain percentage of your original cost basis? Is that spelled out in the proxy material?

Woodward: It will be spelled out in the proxy material. Certainly, it has to do with the fair value of the shares that are distributed.

Question: So, at this moment though, we are not in a position to give exact figures?

Woodward: That's correct.

Question: Second question. In the sale of Keebler, does Flowers retain any right to do any private-label baking for Keebler?

McMullian: No.

Question: Okay and lastly, on the new company or the resulting company of Mrs. Smith's/Flowers, are we in a position, at this time, to be able to say that we would expect them to be profitable after tax next year?

McMullian: You're talking about the new Flowers Foods going forward? Yes.

Question: And the company in totality will be profitable next year after taxes?

McMullian: Yes. We expect Flowers Foods to be an economically viable entity and prosper going forward and create value for our shareholders.

Question: And just one last thing. Amos, can we talk to what the top line of the combined company might be next year or is it premature?

McMullian: Well, it's a little premature, but Flowers Bakeries is north of a billion and Mrs. Smith is north of $600 million this year, so we expect the combined company to be north of $1.6 billion.

Question: Okay and just the last thing. Are we prepared to say at this point we expect both of those businesses to have higher sales next year than this year?

McMullian: Yes.

Question: I've got a few questions also. First of all, it's in your release that you expect Flowers shareholders to receive approximately $12.50 dollars in cash. I assume that that depends on what the debt balance is going to be at the time of the closing and it would look that you have been fairly conservative in that assumption. Maybe you can tell us a little bit more in terms of what Flowers Industries debt level is today so we can get a better sense of how conservative that assumption might be and if the difference would go to Flowers shareholders if your liabilities are less than you expect?

McMullian: The $12.50 is an approximate number and it can vary depending on the exact final transaction cost and the exact final amount of debt at Flowers and that will depend on working capital changes between now and the end of the year. That's why we use an approximate number.

Question: Assuming that the fourth quarter is your seasonally strongest quarter, it would seem that maybe you have been conservative and you touched on the notion of the $75 million of cost associated with the transaction. Maybe you could detail those. I was really surprised by the level of those costs.

McMullian: We are not prepared to detail that today. All of that will be detailed in the proxy information filed in a few weeks.

Question: I'll tell you, this is a pretty good forum to speak to your shareholders. I assume most are saying that that's approximately 5% of the equity value of this transaction, which seems abnormally large. I guess what I was trying to say is that $75 million represents about 5% of the equity value of this transaction which seems abnormally large and this just seems like a very good forum for you to maybe put some shareholders' minds at ease as to what those costs are and that they are not all severance costs or something that doesn't really make sense.

McMullian: Well, the only thing I can do is to say that these numbers are still in a state of flux and they are not precise but they will be in the proxy material as we go forward and that will be filed in the next few weeks. We'll have to wait until the end to see what the numbers are.

Question: What about the $250 million of debt that's supposed to be at the new Flowers once the deal is consummated? Is that net debt number? Are you going to have a certain cash balance?

McMullian: That will be the amount of the debt. We will start off with a minimal cash balance in the new company. But that is the amount of the debt.

Question: With regard to Mrs. Smith's, obviously this turnaround has taken longer than shareholders and management have expected. If this a core asset, would you consider selling this if someone was interested and just focusing on the bakeries' business.

McMullian: I'm sorry, would I consider selling what?

Question: Mrs. Smith's.

McMullian: Mrs. Smith's is creating value for shareholders. I expect as we go forward that will come in the form of operating Mrs. Smith's. We like it from a strategic standpoint. We think there are tremendous opportunities in the frozen baked foods area. Mrs. Smith's is making great progress with our customers, capitalizing on opportunities. It's unfortunate that we had the mechanical problems last year that we had, but we have been able to overcome that and go forward. It set us back in terms of time and our sales department had to tread water for a year while we were getting all the equipment fixed, but going forward, we think Mrs. Smith is going to be an excellent business and will create a lot of value for our shareholders.

Question: And finally, you said some of the bakeries for this quarter were impacted by higher energy costs. Have you quantified those? I mean, is it $2 million, $5 million, so we can see what it would look like on a more normalized energy basis?

McMullian: Well, it's about the difference in the decrease in our situation but that's inside on the natural gas for our ovens as well as gasoline and diesel fuel.

Question: I'm not sure I understand what number that equates to?

Woodward: In my comments, the third quarter EBITDA margin last year compared to this year, the decrease is primarily due to this increased energy cost. So, if you just take those percentages, that will give you an estimate of what we believe that energy cost is.

Question: You are saying versus last quarter or versus a year ago quarter?

Woodward: Year ago quarter.

Question: So it's a difference of about 1.1%?

Woodward: Yes.

Question: I believe you already answered this, but I want to make sure that I heard this correctly. You said that both the dividend and the stub Flowers Foods are going to be taxable to individual shareholders. Is that correct?

Woodward: Yes. There again, I want to caution you, there is no dividend in the tax sense. That is not the case. These are not dividends. This is a taxable spin-off of the Flowers Foods shares and then the merger proceeds from Kellogg of cash and we anticipate this will be treated as a redemption of your Flowers Industries stock. There again, we will more fully disclose this in the filings that are expected to come within the next two weeks.

Question: So instead of a dividend, it's a redemption of an investment?

Woodward: Yes.

Question: So that still has a full income tax implication to shareholders?

Woodward: That's correct, but depending on each individual shareholder's?

Question: I understand that, but it's the same as if it were a dividend even though it's not being called that.

Woodward: Yes. It's not the same. There again, what I would suggest is to wait until the proxy materials come out and consult your tax advisor, but there is a difference. Dividends for an individual at ordinary rates versus capital gain.

Question: Hi and good morning. One thing I don't understand is why Mrs. Smith's isn't profitable. You mentioned that you are selling some higher cost inventory in the third quarter. Can you give me some specific examples, Amos, where Mrs. Smith's isn't operating at its full potential? I mean you say that, but I don't understand where it's not working for you at this time.

McMullian: Well, the inventory that Jimmy talked about was a big factor, in that the inventory that we were selling was produced in the earlier part of the year when our plants were not performing well and our cost was not right. I have said I am pleased with the progress that Mrs. Smith's has made. The mechanical problems are behind us. The plants are producing well. Our costs are now approaching the standards we envisioned when we started this project. Our quality is outstanding and our relationship with our customers couldn't be better. So going forward, I think all the things are in place, but you have to go from where we started to where we want to be and yet absorb costs going through there. I expect us to see continued progress at Mrs. Smith's going forward.

Question: Were there any customer recovery costs or are you providing increased incentives versus last year or maybe versus earlier in the year or years prior that to get back in good graces with these customers? Is there any margin contraction here?

McMullian: The significant difference in the margin is the inventory cost.

Question: Also, here you are with a regional, probably the best bread operator in the southeast region--number one, number two market shares on all the markets that you operate--yet the last three, four or five quarters?I think you have under performed and why is it? Why can't you get the fresh bread company you know back into a rhythm here? Is there a distraction with Mrs. Smith's? Will you need to make any management changes? Are there management changes being made? Is there anything that we can't see that is happening here?

McMullian: The problems at Mrs. Smith's have not been a distraction for Flowers Bakeries. They have a separate management team and so each one is responsible for its own operations. Mrs. Smith's has certainly had its share of problems. They are the most well publicized problems of anybody that's ever been in the baking business I think, but that doesn't mean that in running any business that you are always problem-free. It's a competitive situation, you've got to take care of customers, and you have changes in cost. Sometimes you can do something about it and sometimes you can't, but in terms of our market shares and our performance, Flowers Bakeries is on track. We had some areas where we might have executed a little better in some of our production missions in different plants and Jimmy said we are going to reopen one of our closed facilities, which will take some of the pressure off one of our plants that really had too much business and was not producing at efficient levels. Those are ongoing things. I don't consider those out of the ordinary; that's just part of running a business in today's world.

Question: Considering looking at Flowers Foods, on 100 million shares outstanding right now, it's valued at less than $3 a share. Less than $3 a share makes it pretty hard for people like me to--if I were to recommend the stock--to put it there. I can't recommend a stock under $5. Does that mean should we expect a reverse split of some sort? To be trading under $3 is structurally not a good thing. Can you comment on that?

McMullian: I think your advice is very good and we will take that into consideration. At the same time, I would hasten to say that it looks like a buying opportunity to me.

Question: What about any structural limitations on Flowers Foods in terms of tax implications if you were to sell? If someone made an offer too good to refuse on Flowers Foods down the road, is there any limitations that you would have from a tax point of view or anything?

McMullian: No. If you had done a tax-free spin-off, you couldn't sell for two years. This is taxable so there are no limitations except that the board of directors would have to take a look at any offer and if it were deemed to be less value than we expect to get from operating, we would reject it. If it's a value that's higher than we would expect to get by operating, then the board would do its duty.

Question: I have two quick questions for you. I'm curious if you think the dividend is sustainable once Keebler is spun-off?

McMullian: The existing Flowers Industries dividend?

Question: Yes.

McMullian: That will be considered by the new board of directors of the new company, Flowers Foods, next year.

Question: So the decision will not be made until after Keebler is actually spun off. Correct?

McMullian: That's correct.

Question: Getting back to the quarter. I'm curious on the pricing you're taking on the bakery side. Are you seeing competitors that match that as well and have you seen any volume declines as a result of the higher prices?

McMullian: You normally expect to see volume declines when you raise prices. It takes a little while for that to level off. I think this energy cost matter is having an impact on the entire industry. I don't think it's just on Flowers.

Question: Are your competitors matching this price increase we are seeing?

McMullian: It's too early to tell.

Question: Was this taken throughout the quarter or is this going forward for the fourth quarter?

McMullian: It's in process now.

Question: Back to the price increase, can you give us a sense of how big it was?

McMullian: It was significant enough to cover the cost increases we are facing, but price increases will come in phases. The costs come right away; the price increases are always delayed. It takes time for those to work their way through the marketplace.

Question: Okay, but just in terms of the ones that you've taken can you?

McMullian: When we get finished, we should have price increases to offset the cost increases.

Question: Just enough to offset the energy cost increases?

McMullian: Right.

Question: With your distribution network, you talked about the negative energy cost impact. In the past, you've said that they are independent; therefore, they bear the cost of the higher energy cost.

McMullian: They bear a portion of it. The natural gas and our ovens are ours. The transportation is ours and some of the trucks are ours. Some of the trucks are the distributors and they bear that portion of it.

Question: Can you give us a sense of how?

McMullian: Before we move on, let me move back to what you said. It just dawned on me what you said. I want to restate: We are putting in price increases to cover all cost increases, not just energy costs. We have other costs as well, payroll, taxes, and so on.

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Question: Energy costs. Can you give me a sense of how much that negatively impacted results on the quarter?

McMullian: We said it's about what the decrease was year over year.

Woodward: Our EBITDA margin would have been about the same as the same quarter last year, but for the increases in energy cost.

Question: In terms of Mrs. Smith's, and just going forward, do you expect any management changes there or anything? Any more initiatives really to get this going? I mean, it's been six quarters of losses now. When I think back to where you left off at the end of '98, it's more than a $100 million profitability swing. Have you done everything you think you need to do to get this business on track now?

McMullian: We have made lot of changes at Mrs. Smith's over the last two years, including some management changes. I am pleased with where we are now on our management team and I am pleased with where we are on our progress. I am pleased, but not satisfied, because I know Mrs. Smith's can and will do better. I am pleased with the progress we made.

Question: I know you didn't want to comment on whether it's going to be profitable in the fourth quarter, but can you help us out here a little bit, first half of next year? I mean your comparisons are getting easy, but when are we going to start to see a turnaround? It's been six quarters, Amos.

McMullian: We had a pretty nice turn this quarter compared to last year. You can see the trend lines are in the right direction.

Question: On the third quarter conference call, you had said that you were hopeful for breakeven.

McMullian: I was

Question: This has got to be a disappointment.

McMullian: We could have done a little better than we did do, but overall, you have to be satisfied that we made a lot of progress here and I expect that progress to continue into the fourth quarter. But again, I don't want expectations to get too high and we've had a tendency to do that at Mrs. Smith's looking back, and looking forward, I would as soon not do that. They are making progress. The trend lines are in the right direction. I expect the progress to continue and I expect to have a satisfactory fourth quarter.

Question: But even at this stage you can't say whether it's going to be profitable or not for the fourth quarter?

McMullian: Well, I said I'd rather not say.

Question: Gee, you're going to smile with relief; I'm not going to ask you about Mrs. Smith's. What I am going to ask about is the price of the stock, currently $15, which suggests something like $2.50 for the Flowers Foods stub. Everybody's got their estimates for what that company is going to make next year on an after-tax basis. My own happens to be $.25 or $.30 a share. You can substitute your own numbers. The point is still the same. That would seem to be trading at roughly 10 times or so earnings. Well, that might be satisfactory for a company that has been showing some operational difficulties, but the real point is it's a ludicrously cheap value of the EBITDA so if that $2.50 value doesn't start climbing pretty soon, you are going to have an awful lot of people knocking at your door for a takeover.

McMullian: You mean you also think it's too low?

Question: Yeah, I do. A lot of people are going to be attracted to that because on a cash flow basis or EBITDA basis, you're just bait in a takeover situation. My point is, how receptive are you going to be when the doorbell rings?

McMullian: The opening comments that I made is that I expect that Mrs. Smith's and Flowers (and by the way you can ask questions about Mrs. Smith's too. I know that's part of our company and all of you are concerned about it. We certainly had our problems there


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and I want to be helpful on the things that I can, so I don't mind answering questions about Mrs. Smith's) but to get back to your situation here, I expect Flowers Foods to be a good company, a good part of the value for our shareholders and to generate some cash flow going forward. What the price of that stock is going to be will be determined by the marketplace. I wouldn't want to second guess what that is going to be.

Question: It will be determined by the marketplace until the point where the telephone starts to ring. Then it will be determined by third party and private market evaluations. Let's get back to Mrs. Smith's for just a second. I understand about high cost inventory. Seasonally speaking, you must have taken that inventory down quite a bit in this important third quarter. Is that a fair statement?

McMullian: We did and I expect that to continue for the remainder of this year. I expect to end this year with less inventory than we've had at any time for the last two or three years because we don't have all the problems now that we have had in the past.

Question: Are you on FIFO inventory accounting as Mrs. Smith's?

Woodward: Yes.

Question: Okay, so fourth quarter inventory that's being shipped should be at a much much lower basis?

McMullian: Correct.

Thank you, our time is up for questions today. I will turn the conference back to Mr. McMullian for his closing comments.

McMullian: Thank you very much. I appreciate all of your continued interest in our company. The transaction, which we announced in July, has now been announced and I am happy for all of us to have that uncertainty gone. We will have a little bit of uncertainty between now and the time that the deal is closed next year and then our mission as a management team will be to take Flowers Foods and operate it in a fashion that will continue to create value for our shareholders. Thank you all very much for your time and your attention and your interest in our company. Thank you.

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